EXHIBIT 11 -- Statement Re: Computation of Per Share Earnings

                                            Three-Month     Period Ended  Six-Month Period Ended
                                               July 1,            July 2,              July 1,        July 2,
                                               1995              1994                 1995           1994

PRIMARY
        Average shares outstanding        10,311,763       10,291,208              10,309,610      10,266,008
        Net effect of dilutive stock
         options - based on the
         treasury stock method using
         the average market price             35,828          302,365                  --             288,930
              TOTAL                       10,347,591       10,593,573              10,309,610      10,554,938

        Net income (loss)                $ 4,314,000     $  5,992,000             $  (771,000)    $ 5,120,000

        Net income (loss) per share      $      0.42     $       0.57             $     (0.07)    $     0 .49

FULLY DILUTED
        Average shares outstanding        10,311,763       10,291,208              10,309,610      10,266,008
        Net effect of dilutive stock
         options - based on the
         treasury stock method using
         the greater of ending or
         average market price                 35,830          302,506                   --            289,823
              TOTAL                       10,347,593       10,593,714              10,309,610      10,555,831

        Net income (loss)                $ 4,314,000     $  5,992,000             $  (771,000)    $ 5,120,000

        Net income (loss) per share      $      0.42     $      0 .57             $     (0.07)    $     0 .49